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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 25 to Registration Statement No. 033-19946 of Hartford Life Insurance Company DC Variable Account - I and Hartford Life Insurance Company Separate Account Two on Form N-4, of our report dated February 22, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in its method of accounting and reporting for certain nontraditional long-duration contracts and for separate accounts in 2004), relating to Hartford Life Insurance Company as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, and of our report dated February 22, 2006, relating to the statements of assets and liabilities of Hartford Life Insurance Company DC Variable Account - I as of December 31, 2005, and the related statements of operations for the year then ended, and the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended, and of our report dated February 22, 2006, relating to the statements of assets and liabilities of Hartford Life Insurance Company Separate Account Two as of December 31, 2005, and the related statements of operations and of changes in net assets and the financial highlights for the respective stated periods then ended, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
September 11, 2006